                              SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               Grubb & Ellis Company
-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

                                       N/A
-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          __________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          __________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          __________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          __________________________________________________________________

     (5)  Total fee paid:
          __________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          _________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          _________________________________________________________________

     (3)  Filing Party:
          _________________________________________________________________

     (4)  Date Filed:
          _________________________________________________________________

[LOGO]                           GRUBB & ELLIS
                        PROPERTY SOLUTIONS WORLDWIDE -SM-

                           2215 Sanders Road, Suite 400
                            Northbrook, Illinois 60062

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") to be held at 10:00 a.m., local time, on Thursday, November 19, 1998 in the Oak Room of the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois. Stockholders of record at the close of business on September 25, 1998 will receive this Notice and are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the corporate headquarters. The purposes of the meeting are:

     1. To elect eleven (11) directors to the Board of Directors to serve for one year and until their successors are elected and qualified;

     2. To act upon an amendment to the Company's 1993 Stock Option Plan for Outside Directors; and

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     The meeting will also provide an opportunity to review with you the business of the Company during the 1998 fiscal year and give you a chance to meet your directors.

     YOUR VOTE IS IMPORTANT TO THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

     We look forward to seeing you at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Robert J. Walner
                                   -----------------------------------
                                   Robert J. Walner
October 15, 1998                   Corporate Secretary

                                GRUBB & ELLIS COMPANY

                                  PROXY STATEMENT


                       SOLICITATION AND REVOCATION OF PROXIES

GENERAL INFORMATION

     The Board of Directors (the "Board") of Grubb & Ellis Company (the "Company") is soliciting your proxy for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, November 19, 1998.

     Information in this proxy statement about the Company's directors and executive officers is provided only for the periods during which they held such positions.

RECORD DATE, VOTING RIGHTS

     This proxy statement and the enclosed proxy card are being mailed on or about October 15, 1998 to holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on September 25, 1998 (the "Record Date"). Holders of the Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. On such date, there were 19,722,921 outstanding shares of Common Stock. Each stockholder is entitled to one vote for each share of Common Stock held. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum.

PROXIES, REVOCATION OF PROXIES

     When you have signed, dated and delivered the enclosed proxy card prior to the date of the Annual Meeting, your shares will be voted by the persons named as proxy holders according to your directions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board as set forth in this proxy statement. You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy card or by attending the meeting and voting by ballot before the polls are closed.

     The Board is not aware of any matters to be presented at the Annual Meeting other than the items set forth in the above Notice of Annual Meeting of Stockholders. If any other matters are properly presented, the persons named to act as proxy holders may vote on such matters in accordance with their discretion.

     The cost of the solicitation of proxies will be borne by the Company. The Company has engaged Morrow & Co., Inc. to solicit proxies for a fee of approximately $2,000 plus reasonable out-of-pocket expenses, estimated to be approximately $2,500. Banks, brokers and other nominees will be reimbursed for customary expenses incurred in connection with forwarding of the Company's proxy solicitation materials to beneficial holders. In addition, proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, mail or in person.

VOTING PROCEDURES AND REQUIRED VOTE

     Shares represented by proxies that reflect abstentions, withheld authority or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote in order to determine the presence of a quorum, but are not considered as votes "cast" for the purpose of determining the outcome of a proposal.

     The election of each nominee for director will require the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Cumulative voting for the election of directors is not permitted. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all of the nominees.

     The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting is required to adopt the amendment to the 1993 Stock Option Plan for Outside Directors.

                             1.  ELECTION OF DIRECTORS

INFORMATION ABOUT THE BOARD

     The Board of Directors currently consists of eleven directors.  Thomas
E. Meador was elected by the Board as an additional director in May 1998. The Board held six meetings during the fiscal year ended June 30, 1998. Each director attended at least 75% of the meetings of the Board and any Board committees on which he served. The Board has standing Audit and Compensation Committees, which are described below, and does not have a Nominating Committee.

     AUDIT COMMITTEE. The Audit Committee recommends the appointment of auditors to the Board; approves the scope of the annual audit; reviews the audit results and compliance with the auditors' recommendations; reviews financial reports to stockholders; and monitors the Company's accounting and the effectiveness of internal controls, the internal audit function of the Company, and compliance with certain aspects of the Company's conflicts-of-interest policy. The current members of the Audit Committee are
R. David Anacker, Chairman, Lawrence S. Bacow and Robert J. McLaughlin. The Audit Committee met five times during the 1998 fiscal year.

     COMPENSATION COMMITTEE. The functions of the Compensation Committee are the approval of compensation arrangements for the executive officers of the Company, recommending to the Board the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of equity incentives, and administration of certain stock option plans. The current members of the Compensation Committee are Reuben S. Leibowitz, Chairman, and Lawrence S. Bacow. During the 1998 fiscal year, the Compensation Committee met five times.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

     The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. Nominations for director are made by written notice to the Secretary of the Company, generally at least 14 days prior to the stockholders' meeting at which directors are to be elected. All nominees have consented to serve as directors if elected.

     If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

     VOTING AGREEMENTS

     On December 9, 1996, in connection with a refinancing of the Company's indebtedness, Warburg, Pincus Investors, L.P. ("Warburg") agreed that Warburg representatives on the Board would nominate Joe F. Hanauer for election as a director of the Company at the 1997 and 1998 annual meetings of stockholders, and further agreed to vote all of its shares of Common Stock in favor of Mr. Hanauer's election as a director ("1996 Voting Agreement").

     Pursuant to an agreement ("1997 Voting Agreement") dated January 24, 1997, entered into among Warburg; C. Michael Kojaian, a director of the Company, Mike Kojaian and Kenneth J. Kojaian (collectively, the "Kojaian Investors"); and Archon Group, L.P., a Delaware limited partnership ("Archon"), in connection with certain financing transactions of the Company which were consummated in 1996 and 1997 (together, the "1997 Financing"), the parties agreed to vote all of their shares of Common Stock in favor of the election to the Board of one nominee designated by a majority of the Kojaian Investors ("Kojaian Nominee"), one nominee designated by Archon ("GS Nominee"), and all nominees designated by Warburg ("Warburg Nominees"). The 1997 Voting Agreement provides that the Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates; and the GS Nominee must be an employee of Archon or Goldman, Sachs & Co. ("GS&Co."), or an affiliate of either firm. The right to designate nominees under the 1997 Voting Agreement is conditioned upon beneficial ownership of the following minimum numbers of shares of Common Stock: the Kojaian Investors or a controlled transferee (1,250,000); Warburg (5,509,169); and Archon (1,250,000). Following the transfer of 2,325,000 shares of Common Stock, of a total of 2,500,000 owned by

Archon, from Archon to The Goldman Sachs Group, LP ("GS Group") in November 1997, Archon assigned its rights and obligations under the 1997 Voting Agreement to GS Group. In January 1998, Kenneth J. Kojaian transferred 833,333 shares of Common Stock owned by him, and transferred his interests in 50,000 additional shares of Common Stock owned jointly by him and Messrs. Mike and C. Michael Kojaian, in approximately equal portions to Messrs. Mike and C. Michael Kojaian. With respect to the 1998 election of directors, Sidney Lapidus, Reuben S. Leibowitz and John D. Santoleri have been designated as Warburg Nominees, C. Michael Kojaian has been designated as the Kojaian Nominee, and Todd A. Williams has been designated as the GS Nominee.

     A voting agreement entered into between Warburg and the Company in December 1997 ("Warburg Voting Agreement") provides that at any time when a matter is brought to a vote of the Company's stockholders and Warburg beneficially owns shares of Common Stock representing more than 50% of the voting power of the Common Stock entitled to vote on such matter, then Warburg will vote its shares up to 50% of such voting power (the "Limit") in its discretion, subject to the 1996 and 1997 Voting Agreements, and any shares in excess of the Limit will be voted in the same proportion as the shares of Common Stock are voted by other holders.

     See also "Security Ownership of Certain Beneficial Owners and
Management."

     To the Company's knowledge, Warburg, the Kojaian Investors and GS Group intend to vote all of their shares of Common Stock in favor of all nominees for director. Together, they have the power, without the vote of other stockholders, to elect all nominees to the Board.

     The term of office of each nominee who is elected extends until the annual stockholders' meeting in 1999 and until his successor is elected and qualified.

     NEIL YOUNG, 50, has served as President, Chief Executive Officer, and a director of the Company since February 1996. He was elected Chairman of the Board in April 1997. He has also served as a director and/or officer of certain subsidiaries of the Company, including serving as a director of Grubb & Ellis Management Services, Inc. ("Management Services"), the subsidiary engaged in property and facilities management, formerly named Axiom Real Estate Management, Inc., since September 1994, and as Executive Vice President since May 1997. Other positions with the Company previously held include President of Commercial Brokerage Operations (December 1995 to February 1996), President of the Eastern Region (March 1994 to December
1995), President of the Midwest/Texas Region (January 1993 to January 1995), and Senior Vice President (January 1992 to February 1996). He served prior to 1993 as an Executive Vice President, Regional Manager, District Manager and Sales Manager of the commercial brokerage division in the Midwest Region.
 Mr. Young has been with the Company since 1984.

     R. DAVID ANACKER, 63, has been Vice Chairman of Veriflo Corporation, an industrial equipment manufacturing firm located in Richmond, California, since November 1991. From November 1959 to November 1991, he was associated with ABM Industries, Inc. ("ABMI"), a property maintenance service firm located in San Francisco, California, serving as director from

1979 and as President and Chief Executive Officer from March 1984 through October 1991. He has also served as a consultant to ABMI. He served as a director of Management Services from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.

     LAWRENCE S. BACOW, 47, is a professor at the Massachusetts Institute of Technology ("M.I.T.") Center for Real Estate and the M.I.T. Department of Urban Studies and Planning, and since August 1998 has served as Chancellor of the Institute. He served as Chairman of the M.I.T. Faculty from June 1995 through June 1997. He joined the M.I.T. Faculty in 1977 and the M.I.T. Center for Real Estate in 1983, serving as the director of the Center for Real Estate from 1990 until 1992. Professor Bacow is also a director of La Salle Street Fund, a real estate investment trust ("REIT"), and La Salle Real Estate Securities Fund, a mutual fund investing in REITs. From December 1987 to June 1990, he was also a principal of Artel Associates, a company which provided investment banking services to real estate companies. Professor Bacow has served as a director of the Company since January 1993.

     JOE F. HANAUER, 61, has been a general partner of Combined Investments, L.P., an investment management business located in Laguna Beach, California whose investments include real estate, since December 1988. He served as Chairman of the Board of the Company from January 1993 to April 1997, as Executive Chairman from June 1994 to September 1994 and as Chief Executive Officer from July 1994 to December 1995. Mr. Hanauer served as a director of Management Services from June 1993 until April 1997, and served as a director and/or officer of certain other subsidiaries of the Company from February 1993 to December 1995. From February 1993 until July 1994, Mr. Hanauer, through Combined Investments, L.P., also provided operational and management services to the Company. From 1977 to December 1988, Mr. Hanauer was associated with Coldwell Banker Residential Group, Inc., serving as Chairman and Chief Executive Officer from 1984. He is also a director of MAF Bancorp, RealSelect, Inc. and REGIT/REGIT Spectrum, Inc. Mr. Hanauer has served as a director of the Company since January 1993.

     C. MICHAEL KOJAIAN, 36, the Kojaian Nominee, is President, a director and a shareholder of the Kojaian Companies, a real estate investment firm headquartered in Southfield, Michigan. He has also been a director, shareholder and Executive Vice President and Treasurer of Kojaian Management Corporation, a real estate investment and property management firm affiliated with the Kojaian Companies, since January 1988. He is also a director of Flagstar Bancorp, Inc. Mr. Kojaian was first elected as a director of the Company in December 1996 as a representative of the Kojaian Investors.

     SIDNEY LAPIDUS, 60, a Warburg Nominee, is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC (and its predecessor) ("Warburg Pincus"), a private equity investment firm located in New York City. Warburg Pincus manages Warburg, the Company's principal stockholder. Mr. Lapidus is also a general partner of Warburg, Pincus & Co. ("WP"), a firm which acts as general partner of Warburg. He has been associated with Warburg Pincus since 1967. Mr. Lapidus is also a director of Caribiner International, Inc., Information Holdings, Inc., Journal Register Company, Knoll, Inc., Lennar Corporation and Radio Unica Corp. Mr.

Lapidus was first elected as a director of the Company in February 1997 as a representative of Warburg.

     REUBEN S. LEIBOWITZ, 51, a Warburg Nominee, is a Managing Director and member of Warburg Pincus. Mr. Leibowitz is also a general partner of WP. He has been associated with Warburg Pincus since 1984. He is also a director of Chelsea GCA Realty, Inc. and Lennar Corporation. Mr. Leibowitz was first elected as a director of the Company in January 1993 as a representative of Warburg.

     ROBERT J. MCLAUGHLIN, 65, is President of The Sutter Group, a management consulting firm located in Larkspur, California which he founded in 1982. He is also Chairman of the Board of Western Investment Real Estate Trust. Mr. McLaughlin has served as a director of the Company since September 1994.

     THOMAS E. MEADOR, 51, has served as Senior Vice President, Worldwide
Real Estate, of American Express Company since May 1995 and as Chief
Executive Officer of The Balcor Company, the real estate investment subsidiary of American Express located in Skokie, Illinois, since May 1990. He is also a director of AMLI Commercial Properties Trust. Mr. Meador was elected to the Board in May 1998.

     JOHN D. SANTOLERI, 35, a Warburg Nominee, is a Managing Director and member of Warburg Pincus. He is also a general partner of WP. He has been associated with Warburg Pincus since June 1989. Prior to June 1989, he was associated with The Harlan Company, a New York-based real estate consulting firm, serving as Vice President from September 1988 to June 1989. Mr. Santoleri also serves as a director of Radio Unica Corp. Mr. Santoleri was first elected as a director of the Company in January 1993 as a representative of Warburg.

     TODD A. WILLIAMS, 38, the GS Nominee, has been Director of Portfolio Management for GS&Co., an investment banking firm located in New York City, since January 1993, and a Managing Director of GS&Co. since December 1997. From June 1989 until January 1993, Mr. Williams served as an associate of the Real Estate Investment Banking Group of GS&Co. He also has served since September 1996 as a director of Archon, a real estate investment firm located in Irving, Texas which is an affiliate of GS Group and GS&Co. GS Group is a principal stockholder of the Company. In addition, he has served as Vice President, Assistant Treasurer and Assistant Secretary of Archon Gen-Par, Inc., the general partner of Archon, since September 1996. In addition to his role with Archon, Mr. Williams also serves on the Investment Committee of the Whitehall Street Real Estate Funds, a series of commingled funds sponsored by GS&Co. Mr. Williams was elected as a director of the Company in January 1997 as a representative of Archon.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION
                   OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

INFORMATION CONCERNING EXECUTIVE OFFICERS

     In addition to Mr. Young, the following are executive officers of the
Company:

     MAUREEN A. EHRENBERG, 39, has served as President of Management Services since February 1998. She also serves as a director and/or officer of certain subsidiaries of the Company. From July 1997 to February 1998 she served as Central Regional President of Management Services. From September 1991 to June 1997, she was associated with PREMISYS Real Estate Service Inc. ("PREMISYS"), a property management firm headquartered in Houston, Texas, serving as Regional Vice President for the Midwest from June 1992, and as District Vice President prior to that time. PREMISYS was acquired by Cushman Wakefield in September 1997. From January 1989 to September 1991, Ms. Ehrenberg served as Regional Vice President of the Midwest and West Regions of First Office Management, a subsidiary of The Equity Group located in Chicago, Illinois. From July 1986 to January 1989, she served as Vice President Asset Management for Rubloff Inc. in Chicago, and from December 1983 to June 1986 she was associated with The Balcor Company, the real estate investment subsidiary of American Express located in Skokie, Illinois, serving, from latest to earliest, as Director of Financial Training, District Manager Trainee and Commercial Financial Analyst.

     DOUGLAS P. FRYE, 38, has served as President of the Company's Institutional Services Group since July 1997. From March 1995 to July 1997 he served as Director of the Institutional Services Group. He served as Director of the Investment Properties Division in the Rosemont, Illinois office of the Company from April 1990 to March 1995. From November 1988 to April 1990, he served as Vice President of Acquisitions for The Shidler Group, a real estate services firm located in Chicago, Illinois. From September 1984 to November 1988, he served as Investment Specialist in the Rosemont office of the Company.

     JOHN G. ORRICO, 42, has served as President, Transaction Services for the Company since February 1998, and as President of the Eastern Region of the Company since July 1997. He also serves as a director and/or officer of certain subsidiaries of the Company. From July 1994 through June 1997, he served as Senior Vice President and District Manager of the central and northern New Jersey commercial offices of the Company. From May 1990 through May 1994, Mr. Orrico served as President of the Commercial Real Estate Division of K. Hovnanian Investment Properties, Inc., a real estate development firm located in Red Bank, New Jersey, and from September 1982 to May 1990 he served as Executive Vice President of National Realty & Development Corp., a real estate development firm located in Purchase, New York.

     BRIAN D. PARKER, 47, has been Senior Vice President and Chief Financial Officer of the Company since October 1996. He also serves as a director and/or officer of certain subsidiaries of the Company. From March 1986 to October 1996, Mr. Parker was associated with The Balcor Company, a real estate investment subsidiary of American Express located in Skokie, Illinois, serving as Chief Financial Officer and Senior Vice President from April 1995 to October 1996, and serving in various other financial management positions prior to that time. During his association with The Balcor Company, he also served as director of several of its subsidiaries.

     STEVEN D. SCRUGGS, 52, has been President of the Company's Corporate Services Group since October 1996. He also serves as an officer of a subsidiary of the Company. From January 1989 to October 1996, he was associated with Jones Lang Wootton USA ("JLW"), a multi-national real estate services firm located in New York City, serving as Managing Director and Chairman of the Corporate and Advisory Services division of JLW from April 1994 to October 1996. He also served as President of JLW Capital Corp., a broker-dealer subsidiary of JLW, from March 1992 to October 1996. From October 1985 to December 1988, Mr. Scruggs served as Senior Vice President of the consulting division of the Edward S. Gordon Company, Inc., a real estate services firm located in New York City. From August 1981 to October 1985, he served as Vice President of La Salle Partners, Inc., a real estate services firm located in New York City.

     ROBERT J. WALNER, 51, has been Senior Vice President, General Counsel and Corporate Secretary of the Company since January 1994. He also serves as a director and/or officer of certain subsidiaries of the Company, including Management Services, serving as a director since May 1997 and as a Senior
Vice President since October 1996. From August 1992 to January 1994, Mr. Walner was engaged in a private law and consulting practice, and was of counsel to Lawrence Walner & Associates, Ltd. in Chicago, Illinois, a law firm specializing in state and federal class action litigation on a national basis. From November 1979 to August 1992, he was Senior Vice President, General Counsel and Corporate Secretary of The Balcor Company, the real estate investment subsidiary of American Express located in Skokie, Illinois.

      2.  ADOPTION OF AN AMENDMENT TO THE 1993 STOCK OPTION PLAN FOR
                               OUTSIDE DIRECTORS

THE PROPOSAL

     The Board recommends that stockholders approve an amendment (the "Amendment") to the Company's 1993 Stock Option Plan for Outside Directors (the "Plan") which would increase the number of shares of Common Stock authorized for the grant of options, and provide for additional automatic grants of stock options to each outside director on his or her successive fourth-year anniversaries of service.

     The following summary of the Plan and the proposed Amendment is qualified in its entirety by the complete text of the Plan and the Amendment, copies of which have been filed with the Securities and Exchange Commission and which may also be obtained from the Company by any stockholder.

     The Amendment, which was approved by the Board on May 28, 1998, would be effective on the date of stockholder approval. The Amendment would a) increase the authorized shares of Common Stock for issuance under the Plan from 50,000 shares to 300,000 shares, b) provide for the grant of additional options to incumbent directors and c) change the administrator of the Plan to the full Board. Upon an Outside Director's (defined below) fourth anniversary, and subsequent fourth-year anniversaries, of service as a director of the Company, he or she would automatically receive an option to purchase 8,000 shares of Common Stock, which would vest in four annual installments, and would expire upon the earlier of ten years from the date of grant, or three months after termination of a director's service, unless service terminates as a result of death, in which case the option is exercisable for one year ("Anniversary Options"). Anniversary Options would be granted at exercise prices equal to the fair market value of the Common Stock on the date of grant. Outside Directors who have achieved at least their fourth anniversaries of service by the effective date of the Amendment would receive Anniversary Options on such effective date, and on subsequent fourth-year anniversaries of their initial elections to the Board.

BACKGROUND FOR THE PROPOSAL

     The Plan was originally adopted by stockholders to promote the financial success of the Company by providing incentives to its non-management directors and to enable the Company to obtain and retain the services of directors who are considered essential to the long-range success of the Company. The Plan to date has been limited to providing equity incentives to directors upon initial election to the Company, and the Board believes that a renewed equity incentive at four-year intervals would promote the interests of the Company by providing to non-management directors an ongoing stake in the success of the Company as owners.

     Under the Plan, as of August 20, 1998, options to purchase 40,000 shares had been granted, of which an option to purchase 10,000 shares had been exercised, and options to purchase 30,000 shares were outstanding. At such date, 10,000 shares remained available for the grant of options.

DESCRIPTION OF THE PLAN

     The Plan was effective as of January 1, 1993 and will continue until terminated by the Board or, if sooner, upon issuance of all of the shares reserved for the Plan. All directors who, upon first election to the Board after January 1, 1993, are neither employees of the Company nor holders of five percent or more of the capital stock of the Company ("Five-Percent Holders"), nor employees or affiliates of entities which are Five-Percent Holders ("Outside Directors"), receive options under the Plan. The Company is authorized to have from six to eighteen directors, the exact number to be determined by the Board, and any director could potentially be eligible to participate, depending upon his/her status.

     Effective upon election to the Board, each Outside Director automatically receives an option ("Initial Option") to purchase 10,000 shares of Common Stock. Each Initial Option vests and becomes exercisable in three equal, annual installments from the date of grant. Initial Options expire on the earlier of five years from the date of grant or 30 days after the optionee's termination of service as a director, unless service terminates as a result of death, in which case the option is exercisable for one year.

     With respect to all options granted under the Plan both prior to and subsequent to the Amendment: a) the exercise price per share is equal to the closing market price of the Common

Stock on the New York Stock Exchange (or such other exchange on which the Common Stock is then traded) on the date of grant (or on the last preceding business day, if the grant date is not a business day), b) vesting accelerates upon certain conditions related to changes of control of the Company, c) the exercise price is payable in cash, by delivery of Common Stock, or by a combination of both, d) the options may be transferred only by will or by the laws of descent and distribution, and e) appropriate adjustments will be made in the number and kind of shares subject to the Plan and to outstanding options in the event of a stock split, stock dividend or certain other types of recapitalizations. Anniversary Options will also become fully exercisable in the event of the death or disability of the optionee.

     The Plan has been administered by the Compensation Committee of the Board (the "Compensation Committee"). The Amendment would change the administrator to the full Board. Stockholder approval is required for any amendment to the Plan which would increase the number of authorized shares for the Plan, or for other amendments which in the judgment of the Company would require stockholder approval for compliance with regulatory requirements. The Board is authorized to amend the Plan in any other respect, including amendments which may increase the costs of the Plan to the Company or which are necessary to assure compliance with any regulatory requirements, if Board-approved amendments are permitted by applicable rules.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

     The Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor an "employee benefit plan" subject to the provisions of ERISA. The following summary is for general information only and is limited to a discussion of federal income tax consequences of the grant and exercise of options granted under the Plan and the sale of shares upon option exercise, based upon the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of income taxation that may be relevant to a particular participant in light of his or her personal circumstances.

     The Plan provides for the grant of stock options which are not "incentive stock options" as that term is used in Section 422 of the Code ("non-qualified stock options"). There is generally no taxable event to either the Company or the optionee at the date of grant of a non-qualified stock option. Upon exercise of an option under the Plan, the optionee generally will recognize ordinary income in an amount equal to the difference between the fair market value of the shares acquired upon exercise at the date of exercise and the exercise price, and the Company will have a corresponding income tax deduction. The ordinary income recognized by an optionee who is an employee at the date of exercise is subject to income and employment tax withholding. An optionee's tax basis in the acquired shares will be equal to the exercise price paid plus the amount of ordinary income recognized upon exercise. Upon sale of the shares, any appreciation (or depreciation) in the value of such shares will be treated as short-term or long-term capital gain (or loss), subject to income taxation at short-term, mid-term or long-term capital gains rates depending on the length of time the shares were held prior to sale.

     If an optionee delivers previously owned shares of Common Stock to pay the option price upon exercise of an option under the Plan, the shares of Common Stock acquired that are equal in fair market value (measured at the date of exercise) to the shares surrendered will generally qualify for nonrecognition of gain. The tax basis of the acquired shares will be equal to the optionee's basis in the surrendered shares and the holding period for purposes of determining capital gain (or loss) upon subsequent sale will include the length of time the optionee held the surrendered shares. Shares of Common Stock acquired upon exercise of the option that exceed the fair market value of the shares surrendered will be taxable as ordinary income, and the Company will be entitled to a corresponding tax deduction.

OTHER INFORMATION

     The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on October 8, 1998 was $7.50 per share.

NEW PLAN BENEFITS TABLE

     The following table shows the determinable benefits that will be received by each of the designated persons or groups under the Plan if the proposed Amendment to the Plan described in this proxy statement is approved.

                              NEW PLAN BENEFITS


                                                                       1993 Stock Option Plan for Outside Directors
                                                                       --------------------------------------------
                          Name and Position                                 Dollar Value ($)     Number of Units
                          -----------------                                 ----------------     ---------------
 Neil Young, Chairman and CEO                                                      --                   0
 Maureen  A. Ehrenberg, Pres., Management Services                                 --                   0
 Douglas P. Frye, President, ISG                                                   --                   0
 Michael P. McKiernan, Pres., Trans. Svcs., C. Region                              --                   0
 Donald D. Morrow, Pres., Trans. Svcs., W. Region                                  --                   0
 John G. Orrico, Pres., Transaction Services                                       --                   0
 Steven D. Scruggs, President, CSG                                                 --                   0
 Executive Group                                                                   --                   0
 Non-Executive Director Group                                                      $0               24,000(1)
 Non-Executive Officer Employee Group                                              --                   0

--------------------
(1) Currently, there are four Outside Directors, three of whom will have served at least four years by the effective date of the Amendment, if it is approved. Upon such approval, each such director will receive an option to purchase 8,000 shares of Common Stock effective November 19, 1998, with an exercise price equal to the closing market price per share of the Common Stock as of such date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT
            TO THE 1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                   AND MANAGEMENT

     The following table sets forth information as of August 20, 1998, concerning beneficial ownership of Common Stock by known beneficial holders of more than 5% of the outstanding Common Stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares held in their names, subject to community property laws if applicable.

                                         Amount and Nature of
                                         Beneficial Ownership          Percent of Class(1)
                                         --------------------          -------------------
PRINCIPAL STOCKHOLDERS:
Warburg, Pincus Investors, L.P.            10,443,339(2)(8)                   49.54%
   466 Lexington Avenue
   New York, NY 10017

The Goldman Sachs Group, L.P.               2,500,000(3)                      12.68%
   85 Broad Street
   New York, NY 10004

C. Michael Kojaian (and director)           1,299,999(4)                       6.59%
Mike Kojaian                                1,300,001(4)                       6.59%
   1400 North Woodward Avenue
   Suite 250
   Bloomfield Hills, MI 48304

DIRECTORS:
Neil Young (and CEO)                          152,372(5)                         *
R. David Anacker                               18,000(5)                         *
Lawrence S. Bacow                              10,800(6)                         *
Joe F. Hanauer                                908,323(5)(6)(7)(8)              4.47%
Sidney Lapidus                                      0(2)                        --
Reuben S. Leibowitz                                 0(2)                        --
Robert J. McLaughlin                           13,000(5)                         *
Thomas E. Meador                                      0                         --
John D. Santoleri                                   0(2)                        --
Todd A. Williams                                    0(3)                        --

NAMED EXECUTIVE OFFICERS:
Maureen A. Ehrenberg                            5,000(5)                         *
Douglas P. Frye                                43,562(5)                         *
Michael P. McKiernan                           21,872(5)                         *
Donald D. Morrow                               21,977(5)                         *
John G. Orrico                                 11,500(5)                         *
Steven D. Scruggs                               9,000(5)                         *

ALL CURRENT DIRECTORS AND EXECUTIVE
   OFFICERS AS A GROUP (17 PERSONS)         2,616,871(5)(6)                   12.71%

*Does not exceed 1.0%.

-----------------
(1) The percentage of shares of Common Stock beneficially owned by each designated person assumes that such person, and no other person, exercises currently outstanding warrants, options or convertible securities.

(2) At August 20, 1998, Warburg beneficially owned 10,443,339 shares of Common Stock through its ownership of 9,105,981 shares of Common Stock and currently exercisable warrants to purchase an aggregate of 1,337,358 shares of Common Stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company whose members are substantially the same as the general partners of WP ("Warburg Pincus"), manages Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. Each of Messrs. Lapidus, Leibowitz and Santoleri, directors of the Company, is a Managing Director and member of Warburg Pincus and a general partner of WP. As such, they may each be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares of Common Stock beneficially owned by Warburg and WP. Messrs. Lapidus, Leibowitz and Santoleri disclaim beneficial ownership in these shares.

(3) Shares reported for GS Group include 175,000 shares of Common Stock held by Archon. Archon is a majority-owned subsidiary of GS Group. The general partner of Archon is Archon Gen-Par, Inc. ("AGP"), which is a wholly owned subsidiary of GS Group. Mr. Williams, an officer of GS&Co., an officer of AGP, and a director of Archon, disclaims beneficial ownership of shares of Common Stock beneficially owned by Archon. 20 shares of Common Stock held in discretionary client accounts by GS&Co. are excluded.

(4) At August 20, 1998, C. Michael Kojaian beneficially owned 1,299,999 shares of Common Stock through his direct ownership of 1,249,999 shares of Common Stock and through his joint ownership of 50,000 shares of Common Stock with Mike Kojaian, his father (together, the "Kojaians"). Mike Kojaian beneficially owned 1,300,001 shares of Common Stock through his direct ownership of 1,250,001 shares of Common Stock and through his joint ownership of the above-referenced 50,000 shares. Each of the Kojaians is a director, shareholder and officer of the Kojaian Companies and Kojaian Management Corporation, Mike Kojaian serving as the President of Kojaian Management Corporation. Pursuant to the rules promulgated under the Exchange Act, the Kojaians may be deemed to be a "group," as defined in
     Section 13(d) of such Act. Each of the Kojaians does not affirm the existence of such a group and disclaims beneficial ownership of shares of Common Stock solely owned by any other party.

(5) Includes options under the Company's stock option plans which are currently or by October 19, 1998 will be exercisable for the following numbers of shares: Mr. Young - 149,000; Mr. Anacker - 10,000; Mr. Hanauer - 237,850; Mr. McLaughlin - 10,000; Ms. Ehrenberg - 5,000; Mr. Frye - 20,000; Mr. McKiernan - 21,050; Mr. Morrow - 21,050; Mr. Orrico - 10,000; Mr. Scruggs - 9,000; and all current directors and executive officers as a group - 526,850.

(6) Includes shares held by, or in trust for the benefit of, immediate family members as follows: Professor Bacow - 800; Mr. Hanauer - 307,435.

(7) At August 20, 1998, Mr. Hanauer beneficially owned 908,323 shares of Common Stock, through his direct ownership of 14,497 shares of Common Stock and an option granted under a Company stock option plan which is exercisable for 237,850 shares; and through his ownership of 307,435 shares of Common Stock and currently exercisable warrants to purchase an aggregate of 348,541 shares of Common Stock held in a trust of which Mr. Hanauer is the trustee and he, his wife and children are beneficiaries.

(8) Pursuant to the rules promulgated under the Exchange Act, Warburg and Mr. Hanauer may be deemed to be a "group," as defined in Section 13(d) of such Act. Warburg and Mr. Hanauer do not affirm the existence of such a group and disclaim beneficial ownership of shares of Common Stock beneficially owned by any other party.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, chief accounting officer and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended June 30, 1998, such persons complied with all Section 16(a) filing requirements applicable to them, except that the Kojaian Investors each filed a Form 5 to report one transaction not filed on a Form 4.


                               EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 1998, 1997 and 1996 for (i) the person who served as Chief Executive Officer for the 1998 fiscal year; (ii) each of the other four most highly-compensated executive officers of the Company as of June 30, 1998; and (iii) two other persons who served as executive officers during the 1998 fiscal year and for whom disclosure would have been provided had they been serving as executive officers at the end of the 1998 fiscal year. The bonus amounts set forth in the table for the 1998 fiscal year for all persons except Mr. Young represent payments for the first six months of the fiscal year. The officers will be eligible to receive incentive compensation for the final six months of such fiscal year, which is expected to be paid by March 31, 1999. The bonus for Mr. Young is for the entire 1998 fiscal year.

                             SUMMARY COMPENSATION TABLE


                                                                                     Long-Term
                                                                                   Compensation
                                                  Annual Compensation                  Awards
                                              ---------------------------------    -------------
                                                                                     Securities
                                                                                     Underlying          All Other
           Name and                                        Salary         Bonus     Options/SARs        Compensation
     Principal Position(1)                    Year           ($)            ($)          (#)(2)             ($)(3)
     ---------------------                    ----        -------        -------    ------------        ------------
Neil Young                                    1998        425,000        270,000              0              3,000
  Chairman and Chief Executive Officer        1997        400,000        400,000              0              2,000
                                              1996        300,000              0        500,000              2,000

Maureen A. Ehrenberg                          1998        246,000              0        100,000              2,000
  President,  Management Services             1997             --             --             --                 --
                                              1996             --             --             --                 --

Douglas P. Frye                               1998        200,000         40,000              0              3,000
  President, Institutional Services Group     1997        150,000        138,000         50,000            189,000
                                              1996        100,000        171,000              0             24,000

Michael P. McKiernan                          1998        230,000         25,000              0              3,000
  President, Transaction Services,            1997        177,000        130,000         50,000              2,000
  Central Region                              1996         52,000        229,000              0              2,000

Donald D. Morrow                              1998        200,000         40,000              0              3,000
  President, Transaction Services,            1997        163,000         99,000         50,000              2,000
  Western Region                              1996         54,000        172,000              0              2,000

John G. Orrico                                1998        219,000         40,000         50,000              3,000
  President, Transaction Services             1997        177,000        130,000         50,000              2,000
                                              1996         52,000        229,000              0              2,000

Steven D. Scruggs                             1998        250,000         63,000              0              3,000
  President, Corporate Services Group         1997        146,000         83,000        100,000            100,000
                                              1996             --             --             --                 --

---------------
(1) Ms. Ehrenberg was appointed President, Management Services in February 1998. Prior to that time, she served as Central Regional President of Management Services. Mr. McKiernan has served as President, Transaction Services, Central Region, since July 1997. Mr. Morrow has served as President, Transaction Services, Western Region (and predecessor division) of the Company since October 1996. Messrs. McKiernan and Morrow served in such capacities as executive officers until a management reorganization effective March 5, 1998, and they continue to serve as senior officers of the Company. Mr. Orrico was appointed President, Transaction Services in February 1998. He served as President, Transaction Services, Eastern Region from July 1997 to February 1998.

(2) The amounts represent options to purchase the specified numbers of shares of Common Stock.

(3) Represents Company contributions made during the calendar year following the plan year to the 401(k) plan accounts of the designated individuals for the 1997, 1996 and 1995 plan years, which are on a calendar basis, except as follows: with respect to the 1997 fiscal year, Mr. Frye's compensation includes $187,000 in commissions as well as a 401(k) contribution of $2,000, and Mr. Scruggs received a signing bonus of $100,000 in connection with the commencement of his employment in October 1996; and with respect to the 1996 fiscal year, Mr. Frye's compensation includes $22,000 in commissions as well as a 401(k) contribution of $2,000.

                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable Value at
                                                                                                  Assumed Annual Rates of
                                                                                                 Stock Price Appreciation
                                     Individual Grants                                               For Option Term(1)
--------------------------------------------------------------------------------------------     -------------------------
                              Number of         Percent
                             Securities        of Total
                             Underlying      Options/SARs
                            Options/SARs       Granted to        Exercise or
                            Granted (2)       Employees in       Base Price      Expiration          5%            10%
      Name                       (#)          Fiscal Year          ($/Sh)           Date            ($)            ($)
---------------------------------------------------------------------------------------------------------------------------
 Neil Young                      0              --                   --               --              --             --
 Maureen A. Ehrenberg         25,000           3.11%               $15.44           7/6/05         $196,129        $469,728
                              75,000           9.32%               $11.13           3/5/08         $524,734      $1,329,779
 Douglas P. Frye                 0              --                   --               --              --             --
 Michael P. McKiernan            0              --                   --               --              --             --
 Donald D. Morrow                0              --                   --               --              --             --
 John G. Orrico               50,000           6.21%               $11.13           3/5/08         $349,823       $886,519
 Steven D. Scruggs               0              --                   --               --              --             --

-----------------------
(1) The potential realizable value is calculated from the market price per share on the date of grant, assuming the Common Stock appreciates in value at the stated percentage rate from the date of grant of an option to the expiration date. The exercise prices of the options set forth in the table were equal to the market prices on the dates of grant. Actual gains, if any, are dependent on the future market price of the Common Stock. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on October 8, 1998 was $7.50 per share.

(2) The amounts represent options to purchase the specified numbers of shares of Common Stock granted under Company stock option plans at exercise prices based upon the fair market value on the dates of grant. The option granted to Ms. Ehrenberg to purchase 25,000 shares was granted on July 7, 1997, vests in five equal, annual installments and expires eight years from the date of grant. Each of the other options was granted on March 5, 1998, vests in four equal, annual installments and expires ten years from the date of grant. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Board.


     On September 17, 1998, the following individuals received options to purchase the specified numbers of shares under the 1998 Stock Option Plan at an exercise price of $8.94 per share: Mr. Young - 50,000 shares; Mr. Frye - 25,000 shares; Mr. McKiernan - 12,000 shares; Mr. Morrow - 12,000 shares; and Mr. Orrico - 25,000 shares.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                       OPTION/SAR VALUES

                                   Shares                              Number of Securities             Value of Unexercised
                                Acquired on                           Underlying Unexercised        In-the-Money Options/SARs at
                                 Exercise                             Options/SARs at FY-End(#)               FY-End($)
     Name                          (#)            Value Realized($)   Exercisable/unexercisable     Exercisable/Unexercisable(1)
---------------------           -----------       -----------------   -------------------------     ----------------------------
Neil Young                       90,000               $1,130,670          146,000/319,000               $1,729,750/$3,798,375
Maureen A. Ehrenberg                  0                       --                0/100,000                         $0/$234,375
Douglas P. Frye                       0                       --            10,000/40,000                    $96,250/$385,000
Michael P. McKiernan                  0                       --            11,050/40,700                   $114,969/$418,313
Donald D. Morrow                      0                       --            11,050/40,700                   $114,969/$418,313
John G. Orrico                        0                       --            10,000/90,000                     $7,500/$186,250
Steven D. Scruggs                11,000              $    92,125             9,000/80,000                    $90,000/$800,000

-----------------------
(1) The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the Common Stock as reported on the New York Stock Exchange on June 30, 1998 ($14.25 per share).

COMPENSATION OF DIRECTORS

     Only Outside Directors receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $15,000 and a fee of $1,000 for each Board or committee meeting attended. These fees are set by the Board.

     In addition, under the 1993 Stock Option Plan for Outside Directors, Outside Directors each receive an option to purchase 10,000 shares of Common Stock upon the date of first election to the Board, with an exercise price equal to market value on such date. The Board has approved an amendment to the Plan, subject to stockholder approval, pursuant to which each Outside Director will receive options to purchase 8,000 shares of Common Stock upon successive fourth-year anniversaries of service. See Proposal 2, "Adoption of an Amendment to the 1993 Stock Option Plan for Outside Directors." Directors other than members of the Compensation Committee are also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
 ARRANGEMENTS

     In connection with the appointment of Neil Young as President and Chief Executive Officer of the Company on February 22, 1996, the Company entered into an employment agreement with Mr. Young providing for his service in such capacities for a term expiring in June 1999, with an option to extend the term for an additional year. Pursuant to the agreement, Mr. Young received an annual salary of $400,000 through June 30, 1997, which salary thereafter increased to $425,000 per year. He has been eligible to receive incentive compensation for fiscal years 1997, 1998 and 1999 equal to 50% of his annual salary, based upon achievement of certain levels of net income of the Company ("Formula"), which incentive compensation may be increased in the discretion of the Compensation Committee based upon such factors as the

Compensation Committee determines are relevant. Mr. Young was awarded incentive payments of $270,000 and $400,000 for the 1998 and 1997 fiscal years, respectively, representing in each case 50% of his salary based upon the Formula and an additional amount in recognition of Mr. Young's contribution to the Company. In 1996, he also received, under the agreement, a non-qualified option to purchase 450,000 shares of Common Stock at an exercise price of $2.375 per share, which was the fair market value of the Common Stock at the date of grant of the option. The option expires ten years from the date of grant and vests in five, equal annual installments, with the first installment vesting on December 31, 1996; provided, that upon termination of Mr. Young's employment a) after June 29, 2000, or b) upon a material reduction in his responsibilities following an event which results in a stockholder other than Warburg or its affiliates owning more than 25% of the outstanding Common Stock, the vesting of any unvested portion of such option will be accelerated. The agreement also provides that in the event that the Company terminates the employment of Mr. Young prior to expiration of the agreement for any reason, he will receive the equivalent of one year's salary and benefits and a pro-rata share of the incentive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Reuben S. Leibowitz (Chairman) and Lawrence S. Bacow. Neither of the members of the Compensation Committee has served as an officer or employee of the Company.

     Mr. Leibowitz is a Managing Director and member of Warburg Pincus, and a general partner of WP, each of which are affiliates of Warburg. See also, "Information About the Nominees for Director" and "Security Ownership of Certain Beneficial Owners and Management" above. Warburg is the principal stockholder of the Company. Warburg currently owns 9,105,981 shares of Common Stock. Warburg also owns warrants to purchase an aggregate of 873,072 shares of Common Stock at an exercise price of $3.50 per share, and warrants to purchase an aggregate of 464,286 shares of Common Stock at an exercise price of $2.375 per share.

     Pursuant to the 1997 Voting Agreement described above in "Information About the Nominees for Director," Warburg, the Kojaian Investors and GS Group have agreed to vote all their shares of Common Stock in favor of the election to the Board of one nominee designated by a majority of the Kojaian Investors, one nominee designated by GS Group, and all nominees designated by Warburg. Messrs. Lapidus, Leibowitz and Santoleri have been designated as Warburg Nominees with respect to the 1998 election of directors.

     Warburg Pincus and its affiliates paid the Company approximately $165,000 in real estate commissions and other fees during the 1998 fiscal year for real estate transactional services. In addition, Axxess Technologies, Inc., a firm in which Warburg and its affiliates have ownership interests, and for which John D. Santoleri, a director of the Company and a Managing Director of Warburg Pincus, serves as a director, paid the Company approximately $348,000 in real estate commissions and other fees during the 1998 fiscal year, for real estate transactional services.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, THAT MIGHT INCORPORATE OTHER FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE SECTION ENTITLED, "STOCK PRICE PERFORMANCE" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation:

     The Compensation Committee has developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and thus enhance stockholder value.

     In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, the Compensation Committee's policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily with reference to companies in the Peer Group of companies referred to below under "Stock Price Performance."

     The Compensation Committee's policies include the objective of assuring, to the extent deemed appropriate in each case, qualification of each executive's compensation for deductibility under Section 162(m) of the Internal Revenue Code, which section generally imposes a $1 million limit on deductibility for any taxable year of the compensation for each of the chief executive officer and the other four most highly compensated executive officers.

     The compensation of Mr. Young, Chairman of the Board, President and Chief Executive Officer, during the 1998 fiscal year, pursuant to his employment agreement, consisted of an annual base salary of $425,000 and eligibility for additional cash incentive compensation equal to 50% of his annual salary, based upon the Formula (described above), which incentive compensation may be increased in the discretion of the Compensation Committee based upon such factors as the Compensation Committee determines are relevant. In approving the compensation terms of his employment agreement at the time of his appointment, the Compensation Committee took into consideration its knowledge of competitive compensation programs for chief executive officers and Mr. Young's level of responsibility and expectations of future performance. Mr. Young was awarded an incentive payment of $270,000 for the 1998 fiscal year, which represented the Formula amount plus approximately $60,000, based upon the Compensation Committee's recognition of Mr. Young's contribution to the Company.

     During the 1998 fiscal year, executive officers other than Mr. Young were eligible to receive compensation consisting of three components: base salary, cash incentive compensation and longer-term equity incentives. The Compensation Committee reviewed with Mr. Young the compensation of all such executive officers. Base salaries were approved on the basis of the

Compensation Committee members' knowledge of competitive salaries as described above and judgments about the executives' individual past performance, level of responsibilities and expectations of future performance. In setting base salaries, the level of an executive's responsibilities was given the greatest consideration. The eligibility to receive cash incentive compensation was based upon achievement of targeted levels of total Company-wide, and applicable regional, revenue and profitability of the Company and attainment of individual performance goals related to productivity. No one factor was a prerequisite to receiving incentive compensation. The cash incentive compensation paid was based upon attainment of annual goals and was earned as a percentage of salary.

     Stock options are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. The Compensation Committee believes that granting equity incentives to the Company's management helps retain and motivate management. In recommending grants of stock options by the Board, the Compensation Committee takes into account the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed optionee. In addition, stock options are awarded from time to time in connection with hiring or promoting executives. The Compensation Committee's decision to recommend the award of equity incentives at the time of hiring or promotion is based upon the circumstances of a particular hiring or promotion, including the level of responsibility of the executive. Two executive officers who held office during the 1998 fiscal year received options to purchase Common Stock, with exercise prices set at fair market value at the dates of grant. Vesting of the options ranged from four- to five- year periods. The recommended number of shares underlying the equity incentives provided to each executive was determined by the Compensation Committee, primarily based upon the executive's level of responsibility.

                                    THE COMPENSATION COMMITTEE


                                    Lawrence S. Bacow
                                    Reuben S. Leibowitz

STOCK PRICE PERFORMANCE

     The following graph shows a five-year comparison of cumulative total stockholder return on the Company's Common Stock against the cumulative total return on the S&P 500 Stock Index and a peer group of the Company ("Peer Group"). The comparison assumes $100 was invested on June 30, 1993 in each of the foregoing and that all dividends, if any, were reinvested.

     METHOD OF SELECTION OF PEER GROUP. The Company considers that the following commercial real estate firms are its primary, nationwide competitors having publicly-traded equity securities: CB Richard Ellis Services, Inc. ("CB"); Insignia Financial Group, Inc.; LaSalle Partners Incorporated ("LaSalle"); and Trammell Crow Company. None of such firms has been public a sufficient length of time to provide a five-year history of stock price performance. Therefore, the Company chose the Peer Group by selecting those public companies with the same company-level Standard Industrial Classification ("SIC") Code as the Company as reported by Media General Financial Services as of June 30, 1998, excluding firms whose primary business activity involves ownership of real estate investments, such as real estate investment trusts. The Company's company-level SIC Code is 6531, which relates to real estate agents and managers. The Peer Group so chosen contains a number of companies with a five-year stock history, as well as some firms with a shorter history. They are, in addition to the Company, CB; Crescent Operating, Inc.; The DeWolfe Companies, Inc.; Israel Land Development Company, Ltd.; Kennedy-Wilson, Inc.; LaSalle; Monmouth Capital Corporation; and Westmark Group Holdings, Inc. The initial public offerings of the firms without a five-year stock price history were consummated on the dates indicated: CB - November 1996; Crescent Operating, Inc. - June 1997; and LaSalle - July 1997. Two companies which were included in the peer group presentation in the 1997 proxy statement were not reported by Media General at June 30, 1998: Vacation Break U.S.A., Inc. ceased public trading in its stock, and NHP Incorporated no longer reports under SIC Code 6531.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                Grubb & Ellis Company, S&P 500 and Peer Group
                  (Performance Results Through June 30, 1998)


                              [PERFORMANCE CHART]

                              6/30/93        6/30/94        6/30/95        6/30/96        6/30/97        6/30/98
                              ----------------------------------------------------------------------------------
     Grubb & Ellis            $100.00        $ 63.33        $ 56.67        $113.33        $456.67        $380.00
     S&P 500                  $100.00        $101.41        $127.85        $161.09        $216.99        $282.44
     Peer Group               $100.00        $ 82.90        $ 72.23        $113.05        $157.89        $204.88

     *Total return assumes reinvestment of dividends on a quarterly basis.

                             RELATED PARTY TRANSACTIONS

     The following are descriptions of certain transactions and business relationships between the Company and its directors, executive officers, and principal stockholders. The Company believes that the fees and commissions paid to the Company as described below were comparable to those which would have been paid to unaffiliated third parties. See also "Information About the Nominees for Director" regarding the 1996 and 1997 Voting Agreements and "Compensation Committee Interlocks and Insider Participation" above.

     Archon, an affiliate of GS Group, a principal stockholder of the Company, is engaged in the asset management business, and Archon performs asset management services for various parties, including the Whitehall Street Real Estate Funds, which are affiliated with GS Group ("Whitehall"). Whitehall has engaged the Company from time to time to perform real estate services. Mr. Williams, a director of the Company, is also a director of Archon and an officer of Archon Gen-Par, Inc., the general partner of Archon.
 During the 1998 fiscal year, Whitehall, Archon and Archon's affiliates paid the Company and its subsidiaries approximately $1,432,000 for management of their portfolio properties, and approximately $2,407,200 for leasing and other real estate commissions.

     The Kojaian Companies, Kojaian Management Corporation and their affiliates (collectively, "KMC") are controlled by the Kojaians. C. Michael Kojaian, a director and principal stockholder of the Company, is a director, shareholder and the President of the Kojaian Companies; and a director, shareholder, and an Executive Vice President and the Treasurer of Kojaian Management Corporation. Mike Kojaian, his father, and also a principal stockholder of the Company, is also a director, shareholder and officer of the Kojaian Management Corporation. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 1998 fiscal year, KMC paid the Company and its subsidiaries approximately $908,000 for management of its portfolio properties, and approximately $311,000 for leasing and other commissions.

     Mr. Orrico received a short-term loan from the Company in the amount of $330,000 in August 1998, in connection with the relocation of his residence at the request of the Company. The loan, which was secured by real property owned by him, bore interest at the rate of 7 percent per annum and was repaid on October 6, 1998.

                                      AUDITORS

     The firm of Ernst & Young LLP, independent public accountants, served as auditors of the Company for the 1998 and 1997 fiscal years, and has been appointed for the 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

                        SUBMISSION OF STOCKHOLDER PROPOSALS

     DEADLINE FOR INCLUSION OF STOCKHOLDER PROPOSALS IN THE PROXY STATEMENT. The proxy rules of the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's annual meeting. The Company anticipates that the proxy statement for next year's annual meeting will be mailed in October 1999 and that the annual meeting will be held in November 1999. In order for a stockholder proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than June 17, 1999.

     VOTING BY PROXY HOLDERS ON STOCKHOLDER PROPOSALS. Pursuant to new rules adopted by the Securities and Exchange Commission, if the Company does not receive notice by September 1, 1999 of any matter which a stockholder intends to propose for a vote at the 1999 annual meeting of stockholders, then a proxy solicited by the Board for such meeting may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy, and without the matter appearing as a separate item on the proxy card.

                               REPORT TO STOCKHOLDERS

     The Company's 1998 Annual Report to Stockholders, containing audited financial statements for the fiscal year ended June 30, 1998, is being mailed to stockholders with this proxy statement. STOCKHOLDERS MAY REQUEST AN ADDITIONAL COPY OF THE ANNUAL REPORT FROM INVESTOR RELATIONS, GRUBB & ELLIS COMPANY, 2215 SANDERS ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062.

                                        BY ORDER OF THE BOARD
                                        OF DIRECTORS


                                        /s/ Robert J. Walner
                                        ------------------------------
                                        Robert J. Walner
                                        Corporate Secretary

                                                                     APPENDIX A

                                GRUBB & ELLIS COMPANY

                     1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


          1. PURPOSE. The purpose of the 1993 Stock Option Plan for Outside Directors (the "Plan") is to promote the interests of Grubb & Ellis Company (the "Company"), its subsidiaries and its stockholders, in retaining and attracting directors who are in a position to contribute significantly to the success of the Company, by granting options ("Options") to such persons to purchase shares of its Common Stock, $.01 Par Value ("Shares").

          2. EFFECTIVE DATE OF THE PLAN; TERM. Subject to approval by the holders of a majority of the outstanding shares of Common Stock of the Company voting on or before January 1, 1994, this Plan shall be effective as of January 1, 1993 ("Effective Date"). Upon becoming effective, this Plan shall continue in effect until such date as the Board of Directors of the Company discontinues the Plan, or earlier upon the issuance of all of the Shares reserved for the Plan. Any such termination of the Plan shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated.

          3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall have no powers which would affect the members' status as "disinterested administrators" under Rule 16b-3 promulgated
under the Securities Exchange Act of 1934, as amended.   Subject to the
provisions of this Plan, the Committee shall have sole authority, in its absolute discretion, to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting this Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and its subsidiaries, and all persons who have been granted Options under the Plan ("Optionees").

          4.   ELIGIBILITY.   Directors who are not employees of the Company and
who are neither holders of five percent or more of the capital stock of the Company ("Five-Percent Holders") nor employees or affiliates of entities which are Five-Percent Holders ("Outside Directors") and who are first elected to the Board of Directors after January 1, 1993 are eligible to receive stock options under the Plan. The participation of Outside Directors in the Plan is automatic.

          5.   STOCK TO BE OPTIONED.    The maximum number of Shares of
Authorized, but unissued, or reacquired Common Stock of the Company, which may be optioned and sold under this Plan is, as of the Effective Date, 50,000 Shares. On and after the Effective Date, Shares subject to expired or cancelled Options will be available for regrant of Options.

          6.   GRANTING OF OPTIONS.    Upon the election of an Outside Director
to the Board of Directors of the Company, such director shall automatically be granted an option to purchase 10,000 Shares as of the date of such election. Options may be granted pursuant to this Plan at any time during its term. Options granted are "non-qualified Options" only, which do not meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Options granted expire on the earlier of five years after the date of grant or 30 days after the termination of the Optionee as an Outside Director.

          7. OPTION PRICE. The Option price for each Share purchasable upon exercise of Options granted pursuant to this Plan shall be its fair market value. The fair market value of the Shares on any given date shall be determined by reference to the closing market price per Share on the New York Stock Exchange Composite Reporting System (or on such other major trading market or exchange on which the Company's Common Stock is then traded) on the date of grant (or on the last preceding business day, if the grant date is not a business day).

          8.   VESTING OF OPTIONS.

          (a) Each Option granted shall vest in three equal installments. The first such installment shall vest, and the Option shall be exercisable with respect to the Shares included in such installment, on the date one year after the grant of the Option, and each succeeding installment shall vest, and the Option shall be exercisable with respect to the Shares included therein, annually thereafter.

          (b) Notwithstanding the foregoing, Options granted pursuant to this Plan shall vest immediately upon the occurrence of any of the following events (hereafter referred to as "Acceleration"): (i) the merger or combination of the Company with another corporation, when as a result thereof the shareholders of the Company immediately preceding such merger or combination shall immediately thereafter own less than 50% of the outstanding shares of the surviving corporation which at the time shall have, by the terms thereof, the ordinary voting power to elect the directors of such corporation; (ii) a tender offer or single transaction (other than a merger or combination of the Company with another corporation) which in either case results in a change in ownership of 33-1/3% or more of the outstanding shares of Common Stock of the Company;
     (iii) a sale to an unrelated party of substantially all of the assets of the Company; or (iv) a substantial partial or complete liquidation of the Company.

          9.   EXERCISE OF OPTIONS.

          (a) An Option may be exercised when installments vest and at any time from time to time thereafter during the specified term of the Option with respect to all or a portion of the Shares covered by such vested installments; provided, that not less than ten Shares may be purchased at any one time unless the number purchased is the total number at the time purchasable under such Option and only whole Shares may be purchased; and further subject to the restrictions contained in this
     Section 9.

          (b) An Option may be exercised by delivery of written notice of such exercise to the Company at its principal business office by the Optionee, together with one of the following:

          (1) full cash payment for the Shares with respect to which the Option is exercised, in the form of a check payable to the Company in the amount of the aggregate purchase price;

          2) full payment for the Shares with respect to which the Option is exercised in the form of shares of common stock of the Company already owned by the Optionee having a fair market value (determined in accordance with Paragraph 7) equal to the aggregate purchase price of the Shares; or

          3) full payment for the Shares with respect to which the Option is exercised in the form of a combination of cash and already-owned shares.

          Until the issuance of the stock certificate, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for any dividend or distribution in respect of the Shares for which the record date is prior to the date the stock certificate is issued except as provided in Section 12.

          (c) An Option may be exercised by the Optionee either while he or she is, and has continually been since the date of the grant of the Option, a director of the Company, or within thirty days after termination of service as a director of the Company, except that if his or her continuous service terminates by reason of his or her death, to the extent that installments have vested and remain unexercised on the date of the Optionee's death, such Option of the deceased Optionee may be exercised within one year after the death of such Optionee, by (and only by) the person or persons to whom his or her rights under such Option shall have passed by will or by the laws of descent and distribution.

          10. OPTIONS NOT TRANSFERABLE. Options granted under this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution, and may be exercised during the lifetime of an Optionee only by such Optionee.

          11. AMENDMENT OF THE PLAN. The Board of Directors of the Company may amend this Plan from time to time in such respects as it may deem advisable; provided, however, that without stockholder approval, the Board of Directors may not amend the Plan to effect an increase in the number of Shares authorized for the grant of Options.

          12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. If all or any portion of an Option is exercised subsequent to any of the following kinds of changes in the outstanding Common Stock of the Company: a stock dividend, stock-split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property for stock, corporate separation, reorganization or liquidation; and if as a result shares of any class shall be issued in respect of outstanding shares of Common Stock or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes; then the Optionee, upon exercising such an Option, shall receive, for the aggregate price paid, the aggregate number and class of Shares which he or she would have been holding following any and all such changes in the outstanding Common Stock of the Company as if Shares (as authorized at the date of the granting of such Option) had been purchased by him or her at the date of granting of such Option for the same aggregate price (on the basis of the price per Share provided in such Option) and had not been disposed of; provided, however, that no fractional Share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional Share not issued. In the event of any such change in the outstanding Common Stock of the Company, the aggregate number and class of Shares remaining available under this Plan shall be that number and class which a person, to whom an Option had been granted for all of the available Shares under this Plan on the date preceding such change, would be entitled to receive as provided in the first sentence of this Section 12.

          13. AGREEMENT AND REPRESENTATIONS OF OPTIONEE. As a condition to the exercise of any portion of an Option, the Company may require the Optionee of such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

          14. RESERVATION OF SHARES OF COMMON STOCK. The Company during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority, in order to issue and sell such number of Shares of its Common Stock as shall be sufficient to satisfy the requirements of this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any Shares of its Common Stock hereunder shall relieve the Company of any liability in respect to the non-issuance or sale of such stock as to which such requisite authority shall not have been obtained.

          15.  MISCELLANEOUS.

          (a) No person shall have any claim or right to be granted an Option under this Plan. The grant of an Option under this Plan shall not confer any right on the Optionee to continue in service as a director of the Company or limit in any way the right of the Company to terminate such services.

          (b) The Company shall have the right to condition exercise of Options granted pursuant to this Plan upon satisfactory arrangements to assure that, to the extent the exercise of such Options shall result in realization by the person exercising such Options of income subject to a requirement that taxes be withheld with respect to such income, the amount of such taxes shall be provided by the Optionee at the time of exercise of the Options or the number of Shares issuable upon such exercise shall be reduced and withheld to satisfy such tax obligations.

                                                                     APPENDIX B


                            FIRST AMENDMENT TO THE
                 1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

      Grubb & Ellis Company (the "Company"), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors and its stockholders has adopted this First Amendment to the 1993 Stock Option Plan for Outside Directors (the "Plan") pursuant to Section 11 of the Plan, effective as of November 19, 1998.

      1. Section 2 of the Plan is hereby amended to read in its entirety as follows:

           "2.   EFFECTIVE DATE OF THE PLAN; TERM.  The Plan was originally effective as of January 1, 1993. Subject to approval by the holders of a majority of the outstanding shares of Common Stock of the Company voting on or before November 19, 1998, this First Amendment to the Plan shall be effective as of November 19, 1998 ("Effective Date"). The Plan shall continue in effect until such date as the Board of Directors of the Company discontinues the Plan, or earlier upon the issuance of all of the Shares reserved for the Plan. Any such termination of the Plan shall not affect Options previously granted and such Options shall remain in full force and effect as if this Plan had not been terminated."

      2. Section 3 of the Plan is hereby amended to read in its entirety as follows:

          "3. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the provisions of this Plan, the Board shall have sole authority, in its absolute discretion, to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting this Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all persons, including the Company and its subsidiaries, and all persons who have been granted Options under the Plan ("Optionees")."

     3. Section 5 of the Plan is hereby amended to read in its entirety as follows:

          "5.   STOCK  TO  BE  OPTIONED.    The maximum number of Shares
     of authorized, but unissued, or reacquired Common Stock of the Company, which may be optioned and sold under this Plan is, as of the Effective Date, 300,000 Shares, 50,000 of which were authorized under the Plan prior to the adoption of this First Amendment. Shares subject to expired or canceled Options will be available for regrant of Options."

     4. Section 6 of the Plan is hereby amended to read in its entirety as follows:

          "6.  GRANTING OF OPTIONS.    Upon the election of an Outside
     Director to the Board of Directors of the Company, such Outside
     Director shall automatically be granted an option to purchase 10,000 Shares as of the date of such election ("Initial Options"). On and after the Effective Date, an option to purchase 8,000 Shares shall automatically be granted to each Outside Director on each successive fourth-year anniversary of such Outside Director's initial election as director ("Anniversary Options"). Outside Directors who had served as directors of the Company for at least four years prior to the Effective Date shall be granted an option to purchase 8,000 Shares on the Effective Date and shall thereafter be granted an option to purchase 8,000 Shares on each successive fourth-year anniversary of the dates that their original service as directors of the Company began. Options granted are "non-qualified options" only, which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Initial Options shall expire on the earlier of five years after the date of grant or 30 days after the termination of the service of the Optionee as an Outside Director for any reason other than death. Anniversary Options shall expire on the earlier of ten years after the date of grant or three months after termination of the service of the Optionee as an Outside Director for any reason other than death.

          In the event of the death of the Optionee, both Initial Options and Anniversary Options, to the extent vested on the date of death of the Optionee, remain exercisable for a period of one year following the date of death of the Optionee."

     5. Section 8 of the Plan is hereby amended to read in its entirety as follows:

          "8.  VESTING OF OPTIONS.


               (a) Subject to subsection (d), Section 6 and Section 9(d), each Initial Option shall become exercisable in three (3) cumulative, annual installments from the date of grant, each installment consisting of one-third of the Shares covered by the Option.

               (b) Subject to subsection (d), Section 6 and Section 9(d), each Anniversary Option shall become exercisable in four (4) cumulative, annual installments from the date of grant, each installment consisting of one-fourth of the Shares covered by the Option. Notwithstanding the foregoing, each Anniversary Option shall become fully vested and exercisable as to all Shares covered by the Anniversary Option in the event of the termination of the Outside Director's service as a director of the Company on account of death or disability. The Board has the discretion to accelerate the vesting of any Anniversary Option at any time.

               (c) No portion of any Option which is unexercisable on the date an Outside Director's service as a director of the Company ceases shall thereafter become exercisable.

               (d) Notwithstanding the foregoing, all Options granted pursuant to this Plan shall vest immediately upon the occurrence of any of the following events (hereafter referred to as "Acceleration"):
     (i) the merger or combination of the Company with another corporation, when as a result thereof the shareholders of the Company immediately preceding such merger or combination shall immediately thereafter own less than 50% of the outstanding shares of the surviving corporation which at the time shall have, by the terms thereof, the ordinary voting power to elect the directors of such corporation; (ii) a tender offer or single transaction (other than a merger or combination of the Company with another corporation) which in either case results in a change in ownership of 33-1/3% or more of the outstanding shares of Common Stock of the Company; (iii) a sale to an unrelated party of substantially all of the assets of the Company; or (iv) a substantial partial or complete liquidation of the Company."

     6. Section 14 of the Plan is hereby amended to read in its entirety as follows:

          "14. CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

          (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

          (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Board shall, in its absolute discretion, deem necessary or advisable;

          (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable;

          (d) The lapse of such reasonable period of time following the exercise of the Option as the Board may establish from time to time for reasons of administrative convenience; and

          (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax."

* * * * *

      I hereby certify that the foregoing First Amendment to the Plan was duly adopted by the Board of Directors of Grubb & Ellis Company as of May 28, 1998.

     Executed on this ___ day of _______________, 1998.


                                   __________________________________
                                   Assistant Secretary

* * * * *

      I hereby certify that the foregoing First Amendment to the Plan was duly approved by the stockholders of Grubb & Ellis Company on November 19, 1998.

     Executed on this ___ day of _______________, 1998.


                                   __________________________________
                                   Assistant Secretary

  PROXY                 GRUBB & ELLIS COMPANY              PROXY

        FOR THE ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 19, 1998

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, being a stockholder of Grubb & Ellis Company (the "Company") and having received the Notice of Annual Meeting of Stockholders dated October 15, 1998 and the accompanying Proxy Statement, appoints Robert
J. Walner and Blake W. Harbaugh and each or any of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois, in the Oak Room on Thursday, November 19, 1998 at 10:00 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

     The shares represented by this Proxy will be voted in the manner directed herein by the undersigned. If no direction is made, the Proxy will be voted "FOR" all nominees listed under the "Election of Directors," all of whom have been nominated by the Board of Directors and "FOR" the amendment to the stock option plan as more fully described in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement. If any of the nominees listed should become unavailable prior to the Annual Meeting, the Proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. The undersigned ratifies and confirms all that said Proxy Holders or their substitutes may lawfully do by virtue hereof.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY IN THE ENVELOPE PROVIDED.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                            GRUBB & ELLIS COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                         ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2.

1.   ELECTION OF DIRECTORS--
     NOMINEES:  Neil Young, R. David Anacker, Lawrence S. Bacow, Joe F. Hanauer, C. Michael Kojaian,
     Sidney Lapidus, Reuben S. Leibowitz, Robert J. McLaughlin, Thomas E. Meador, John D. Santoleri,
     and Todd A. Williams.

                                  For            Withhold         For All
                                  All              All             Except

                                  / /              / /               / /


     __________________________________
     (EXCEPT NOMINEE(S) WRITTEN ABOVE)

2.   APPROVAL OF THE AMENDMENT TO THE 1993                    For        Against        Abstain
     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS                  / /          / /            / /


3.  In accordance with the judgments of the Proxy Holders, upon such other business as may properly come before the meeting and at any and all adjournments thereof.


         / / Mark here for address change and indicate.

         Signature:  _________________________________________  Date:  _______________

         Signature:  _________________________________________  Date:  _______________

   Please date and sign exactly as your name appears hereon.  Joint owners should each sign.  The
   Full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.